Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Quarterly Net Income of $0.1 Million

Revenues of $3.5 million for Q2 2010

Redwood City, California, May 27, 2010 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management software, today announced its financial results for its second quarter ended April 30, 2010.

For the quarter, Versant reported revenues of $3.5 million compared to $4.0 million for the same quarter of the last fiscal year.

The 11% decrease in revenues for the quarter as compared to the same quarter of last fiscal year was primarily attributable to a 12% decrease in license revenues and an 8% decrease in maintenance revenues in the quarter relative to the same period in the prior fiscal year. The Company previously provided reasons for the decrease in revenues for its second quarter ended April 30, 2010 and revised guidance for fiscal 2010 in its press release of May 6, 2010.  In the quarter ended April 30, 2010, two customers accounted for 29% of total revenues in the quarter, whereas no customer accounted for more than 10% of total revenues in the quarter ended April 30, 2009.

Net income for the quarter was $0.1 million and diluted net income per share was $0.03, compared to net income of $0.8 million and diluted net income per share of $0.21 for the second quarter of fiscal 2009.

Versant also reported an increase in cash and cash equivalents of approximately $0.8 million during the quarter.  The increase was primarily a result of the decrease in trade accounts receivable of $1.6 million, offset by a decrease in deferred revenues of $0.5 million and the expenditure of $0.4 million to repurchase shares of our common stock under the stock repurchase program.

The provision for income taxes for the quarter includes adjustments for the strengthening of the US dollar against the euro that resulted in taxable gains from US denominated currencies held by our German operations, and to a lesser extent, foreign withholding taxes on sales transactions in certain countries in the Asia Pacific region.

Under the Company’s current stock repurchase program, Versant is authorized to expend up to $5.0 million to repurchase outstanding common shares.  During the quarter ended April 30, 2010, Versant acquired 26,517 shares in open market purchases at an average price of $14.46 per share and from May 1 to May 21, 2010, the Company acquired an additional 25,814 shares in open market purchases at an average purchase price of $12.12 per share.  From inception of the program in December 2009 through May 21, 2010, the Company has acquired a total of 101,873 common shares at a total price of approximately $1.4 million, or an average purchase price of $14.14 per share, leaving a balance of approximately $3.6 million available for future repurchases of stock under this program until its currently anticipated expiration on October 31, 2010.

“Despite a very challenging quarter on the top line and increased spending levels in sales and marketing in order to better position the Company for future growth, Versant achieved another profitable quarter from its operations, its 19th sequential quarter of such uninterrupted profitability”, said Jochen Witte, CEO of Versant Corporation.

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries, including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Siemens, and Financial Times, as well as the US Government.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding the reference to the Company’s revised guidance in its  press release of May 6, 2010, and the Company’s current expectation that its existing stock repurchase program (which can be earlier terminated) will expire in October 2010.  These forward-looking statements are based on our assessment of current trends in our business, as well as the general economic environment in fiscal 2010, and may prove to be incorrect.  Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or other matters and involve very significant risks and uncertainties.

There are many important factors and risks that could cause our actual results or events to differ materially from those anticipated in the forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s press release of May 6, 2010 regarding preliminary results for the quarter ended April 30, 2010 and revised guidance for fiscal 2010, and the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the fiscal year ended October 31, 2009, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Thursday, May 27, 2010
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-877-941-8416
International:	1-480-629-9808
Conference ID:	4306267
Internet Simulcast*:	http://viavid.net/dce.aspx?sid=000075FA

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until June 3, 2010.

Replay number US:	1-800-406-7325
International Replay number:	1-303-590-3030
Replay Pass Code**:	4306267

** Enter the playback pass code to access the replay.

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for share amounts)

(unaudited)

	April 30,	October 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$27,902	$27,812
Trade accounts receivable, net of allowance for doubtful accounts of $5 and $36 at April 30, 2010 and October 31, 2009, respectively	1,991	2,251
Deferred income taxes	839	939
Other current assets	508	633
Total current assets	31,240	31,635

Property and equipment, net	540	488
Goodwill	8,499	8,410
Intangible assets, net	648	802
Other assets	38	38
Total assets	$40,965	$41,373

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$279	$154
Accrued liabilities	871	1,215
Deferred revenues	3,675	3,475
Total current liabilities	4,825	4,844

Deferred revenues	120	177
Other long-term liabilities	103	95
Total liabilities	5,048	5,116

Stockholders’ equity:
Common stock, no par value, 7,500,000 shares authorized, 3,487,401 shares issued and outstanding at April 30, 2010, and 3,552,946 shares issued and outstanding at October 31, 2009	95,284	95,730
Accumulated other comprehensive income (loss), net	(63)	434
Accumulated deficit	(59,304)	(59,907)
Total stockholders’ equity	35,917	36,257
Total liabilities and stockholders’ equity	$40,965	$41,373

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	April 30,	April 30,	April 30,	April 30,
	2010	2009	2010	2009

Revenues:
License	$1,694	$1,931	$4,154	$5,173
Maintenance	1,793	1,957	3,777	4,272
Professional services	28	71	40	133
Total revenues	3,515	3,959	7,971	9,578

Cost of revenues:
License	75	57	156	122
Amortization of intangible assets	77	108	154	201
Maintenance	366	333	756	716
Professional services	21	34	31	70
Total cost of revenues	539	532	1,097	1,109

Gross profit	2,976	3,427	6,874	8,469

Operating expenses:
Sales and marketing	1,135	811	2,321	1,997
Research and development	944	980	1,988	1,974
General and administrative	751	818	1,675	2,004
Restructuring	(4)	—	39	—
Total operating expenses	2,826	2,609	6,023	5,975

Income from operations	150	818	851	2,494
Interest and other income, net	82	102	92	256
Income before provision for income taxes	232	920	943	2,750
Provision for income taxes	134	144	340	412

Net income	$98	$776	$603	$2,338

Net income per share:
Basic	$0.03	$0.21	$0.17	$0.63
Diluted	$0.03	$0.21	$0.17	$0.63

Shares used in per share calculation:
Basic	3,493	3,645	3,515	3,684
Diluted	3,535	3,681	3,555	3,720